AMENDMENT NO. 1 TO AMENDED AND RESTATED BASE INDENTURE

THIS AMENDMENT NO. 1 TO BASE INDENTURE, dated as of February 10, 2012 (this “Amendment”), is entered into by and among Cofina Funding, LLC, as the Issuer (the “Issuer”), and U.S. Bank National Association, as the Trustee (the “Trustee”).

RECITALS

WHEREAS, Cofina Funding, LLC and U.S. Bank National Association are parties to that certain Amended and Restated Base Indenture dated as of December 23, 2010 (as amended and supplemented through the date hereof, the “Indenture”);

WHEREAS, Section 14.2 of the Indenture requires the consent of the Required Noteholders to any amendment to the Indenture not described in Section 14.1 of the Indenture;

WHEREAS, the Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Funding Agent for the related purchasers with respect to Series 2008-A, and Cooperatieve Centrale Raiffeisen-Boerenleenbank, B.A. “Rabobank Nederland”, New York Branch, as the Funding Agent for the related purchasers with respect to Series 2010-A, constitute the “Required Noteholders” under the Indenture because they constitute all of the Noteholders of all currently outstanding Series; and

WHEREAS, the Issuer desires and the Trustee is willing to amend the Indenture as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Certain Defined Terms. Each capitalized term used but not defined herein shall have the meaning ascribed thereto in the Indenture.

SECTION 2. Amendments to Indenture. The Indenture is hereby amended as follows:

(a) The following definitions of “Liquidity Test” and “Lockbox” are added to Section 1.1 as alphabetically appropriate:

“Liquidity Test” means, at any date of determination, a test that shall be deemed satisfied if the sum of (A) the aggregate amount (without duplication) available to be borrowed by the Issuer under all outstanding Series at such time given the then-current Borrowing Base and (B) the aggregate amount available to be drawn by CHS Inc. under its then-current debt facilities exceeds $50 million.

“Lockbox” means, collectively, (i) the lockbox related to the Lockbox Account at M&I and (ii) the Cofina Lockbox established in compliance with Section 5.4(a).

(b) The definition of “Lockbox Account” is corrected to read as follows:

“Lockbox Account” initially, account number 0034677852 at M&I.

(c) Section 5.4(a) of the Indenture is amended in its entirety to read as follows:

(a) Collections in General. Until this Indenture is terminated pursuant to Section 13.1, the Issuer shall or shall cause the Servicer under the Servicing Agreement to cause all Collections due and to become due, as the case may be, and all other amounts required by this Indenture and the other Transaction Documents to be paid to the Lockbox Account or the Collection Account; provided, however, that within 90 days of February __, 2012 the Issuer (or the Servicer on its behalf) shall establish a lockbox with the United States Postal Service in the name of Cofina Funding, LLC (the “Cofina Lockbox”) and direct all Obligors who will not remit payments by wire transfer to the Lockbox Account or the Collection Account to send their payments to such Cofina Lockbox. Once the Cofina Lockbox is established, (i) in each Monthly Servicer Report delivered thereafter, the Servicer shall be deemed to have represented that the level of payments received in the Cofina Lockbox (including, to the extent payments are sent directly to the Servicer’s offices, the amount of such payments) during the related calendar month did not exceed $15 million (except for those months for which the Servicer reports the actual level of payments received in the Lockbox (and received directly by the Servicer)) and that all such payments received were deposited into the Collection Account within one (1) Business Day of identification (but in no event later than the second Business Day after receipt) as required by the Base Indenture and the Servicing Agreement, (ii) on a quarterly basis, the Servicer shall report the level of payments received in the Cofina Lockbox (and received directly by the Servicer) (which reporting will be included in the applicable Monthly Servicer Report as a line item) and (iii) the scope of the annual audit of the Servicer shall include confirmation of such quarterly reporting. The Issuer acknowledges and agrees that following the occurrence of any Servicer Default, Early Amortization Event or Event of Default, the Trustee shall have sole dominion and control over the Cofina Lockbox. The Issuer agrees to promptly execute any documentation or power of attorney required to effectuate such change in control to the Trustee. Any Collections received directly by the Issuer or the Servicer (or in the Cofina Lockbox) shall be deposited by the Issuer or the Servicer, as applicable, into the Lockbox Account or the Collection Account within one (1) Business Day of identification of such Collections, but in no event later than the second Business Day following such date of receipt. All monies, instruments, cash and other proceeds received by the Servicer in respect of the Trust Estate pursuant to this Indenture shall be deposited in the Collection Account as specified herein and shall be applied as provided in this Article 5 and in Article 6.

(d) Section 5.4(c)(i) of the Indenture is amended in its entirety to read as follows:

(i) On each Business Day prior to the occurrence of an Early Amortization Event or an Event of Default, the Trustee will make the following allocations with respect to amounts then on deposit in the Collection Account in the following order of priority:

(1)	To set aside in the Collection Account an amount equal to the Accrued Facility Costs for further transfer on the next Settlement Date;

(2)	To the Spread Maintenance Account, until the amount (after giving effect to all distributions to be made on such Settlement Date) equals the Required Spread Maintenance Reserve Amount;

(3)	To the Settlement Account for each Series of Warehouse Notes specified by the Servicer in reduction of the principal amount outstanding thereunder in such amounts as specified by the Servicer;

(4)	To the applicable Seller, an amount equal to the unpaid purchase price payable to the Seller under the Purchase Agreement;

(5)	To the extent both (A) the Liquidity Test would be satisfied after giving effect to such release and (B) no Borrowing Base Deficiency would exist after giving effect to such release, for release to the Issuer such amounts specified in the Daily Servicer Report; and

(6)	Any remaining amounts shall be retained in the Collection Account for further distribution in accordance with this Section 5.4(c).

SECTION 3. Effect of Amendment. Except as expressly amended and modified by this Amendment, all provisions of the Indenture shall remain in full force and effect. After this Amendment becomes effective, all references in the Indenture to “this Base Indenture”, “this Indenture”, “hereof”, “herein” or words of similar effect referring to the Indenture shall be deemed to be references to the Indenture as amended by this Amendment. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Agreement other than as set forth herein.

SECTION 4. Effectiveness. This Amendment shall become effective upon receipt by the Noteholder of counterparts of this Amendment (whether by facsimile or otherwise) executed by each of the parties hereto.

SECTION 5. Reaffirmation of Representations, Warranties and Covenants. Upon the effectiveness of this Amendment, each of the Issuer and the Servicer hereby reaffirms all representations, warranties and covenants made in the Agreements and agrees that all representations and warranties made in the Agreements shall be deemed to have been remade as of the effective date of this Amendment (except for those representations and warranties limited by their terms to an earlier date, which representations and warranties shall speak of such date).

SECTION 6. Representations and Warranties. Each of the Issuer and the Servicer hereby represents and warrants that (i) this Amendment constitutes a legal, valid and binding obligation of such Person, enforceable against it in accordance with its terms, and (ii) upon the effectiveness of this Amendment, no Default or Event of Default shall exist under the Indenture.

SECTION 7. Counterparts. This Amendment may be executed by different parties on any number of separate counterparts, each of which shall be deemed to be an original and all of which shall together constitute but one and the same instrument.

SECTION 8. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9. Section Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Indenture or any provision hereof or thereof.

[Signatures Follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

COFINA FUNDING, LLC, as the Issuer

By:	/s/ James M. Grafing
	Name:	James M. Grafing
	Title:	Chief Financial Officer

[Signatures Continue on the Following Page]

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Amendment No. 1 to Cofina Amended and Restated Base Indenture

U.S. BANK NATIONAL ASSOCIATION, as the Trustee

By:	/s/ Michelle Moeller
	Name:	Michelle Moeller
	Title:	Vice President

[Signatures Continue on the Following Page]

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Amendment No. 1 to Cofina Amended and Restated Base Indenture

Consented to and Agreed:

COFINA FINANCIAL, LLC, as the Servicer

By:	/s/ James M. Grafing
Name:	James M. Grafing
Title:	Chief Financial Officer

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as the Series 2008-A Noteholder

By:	/s/ Aditya Reddy
	Name:	Aditya Reddy
	Title:	Managing Director

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK, B.A. “RABOBANK NEDERLAND”, NEW YORK BRANCH, as the Series 2010-A Noteholder

By:	/s/ Raymond Dizon
	Name:	Raymond Dizon
	Title:	Executive Director

By:	/s/ Izumi Fukushima
	Name:	Izumi Fukushima
	Title:	Executive Director

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